UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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Krispy Kreme Doughnuts, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2004

To Our Shareholders:

      On behalf of the Board of Directors and management of Krispy Kreme Doughnuts, Inc., I cordially invite you to the Annual Meeting of Shareholders to be held on Wednesday, May 26, 2004, at 9:00 a.m. Eastern Time at the North Carolina School of the Arts, Proscenium Theatre, Performance Place, 1533 South Main Street, Winston-Salem, North Carolina. Our Board of Directors and management look forward to greeting personally those shareholders able to attend.

      Details of business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement. Also enclosed for your information is a copy of our 2004 Annual Report to Shareholders, which contains financial statements and other important information about our business.

      It is important that your shares are represented at the meeting whether or not you plan to attend. Accordingly, we request your cooperation by signing, dating and mailing the enclosed proxy card, or voting by telephone or electronically through the Internet, as soon as possible to ensure your representation at the Annual Meeting.

Sincerely,

SCOTT A. LIVENGOOD
Chairman of the Board, President and
Chief Executive Officer

KRISPY KREME DOUGHNUTS, INC.

370 Knollwood Street
Winston-Salem, North Carolina 27103

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 26, 2004

To the Shareholders of

Krispy Kreme Doughnuts, Inc.:

      Notice is hereby given that the Annual Meeting of Shareholders of Krispy Kreme Doughnuts, Inc. will be held at 9:00 a.m. Eastern Time on Wednesday, May 26, 2004, at the North Carolina School of the Arts, Proscenium Theatre, Performance Place, 1533 South Main Street, Winston-Salem, North Carolina for the following purposes:

1. To elect three Class II directors, all of whose terms will expire in 2007;

2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for our fiscal year ending January 30, 2005; and

3. To consider such other matters as may properly come before the Annual Meeting and any adjournment or postponement thereof.

      Only shareholders of record as of the close of business on March 24, 2004 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

      A Proxy Statement and a proxy solicited by the Board of Directors are enclosed. Please sign, date and return the proxy card in the enclosed business reply envelope, or vote by telephone or electronically through the Internet as soon as possible to ensure your representation at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

FRANK MURPHY
Secretary

April 26, 2004

i

PROXY STATEMENT

Dated April 26, 2004
For the Annual Meeting of Shareholders
To be Held May 26, 2004

PROXY SOLICITATION AND GENERAL INFORMATION

General

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Krispy Kreme Doughnuts, Inc. (“Krispy Kreme”) for use at Krispy Kreme’s 2004 Annual Meeting of Shareholders to be held on Wednesday, May 26, 2004, at the North Carolina School of the Arts, Proscenium Theatre, Performance Place, 1533 South Main Street, Winston-Salem, North Carolina, including any postponement or adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying notice. Krispy Kreme is mailing this Proxy Statement and the accompanying proxy to shareholders entitled to vote at the Annual Meeting beginning on or about April 26, 2004.

Record Date and Share Ownership

      Only shareholders of record at the close of business on March 24, 2004 (the “Record Date”) are entitled to notice of and to vote in person or by proxy at the Annual Meeting. As of the Record Date, there were 61,313,996 shares of common stock, no par value, of Krispy Kreme outstanding and entitled to vote at the Annual Meeting.

Voting

      Shareholders with shares registered directly in their names in our stock records maintained by our transfer agent can vote by mail, by telephone or electronically through the Internet as described below.

•	Vote by mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. To be effective, your vote must be received by 11:59 p.m. Eastern Time on May 25, 2004.

•	Vote by telephone. You can vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 25, 2004. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders by using individual control numbers. If you vote by telephone, you do not need to return your proxy card.

•	Vote by Internet. You also can choose to vote electronically through the Internet. The address of the website for Internet voting is www.proxyvoting.com/kkd. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 25, 2004. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote electronically through the Internet, you do not need to return your proxy card.

      If your shares of our common stock are held through a bank or brokerage firm, please refer to the information forwarded by your bank or brokerage firm to see which options are available to you. A number of banks and brokerage firms are participating in a program provided through ADP Investor Communication Services that also offers telephone and Internet voting options. This program is different from the program provided for shares registered directly in the name of the shareholder. Votes submitted by telephone or by using the Internet through the ADP Investor Communication Services program must be received by 11:59 p.m. Eastern Time on May 25, 2004.

      The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If your shares of our common stock are held through a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the record holder in order to be able to vote in person at the Annual Meeting.

      All properly executed proxies received in time to be voted at the Annual Meeting will be voted in accordance with the directions specified. Proxies that are executed but do not contain any specific instructions will be voted “FOR” the election of all the nominees for directors specified herein and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Krispy Kreme’s independent accountants for fiscal 2005.

Matters to be Presented

      Krispy Kreme knows of no matters to be presented at the Annual Meeting other than those indicated in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, it is the intention of the persons named in the proxy to vote your shares in accordance with their judgment.

Revocability of Proxies

      You may revoke your proxy and change your vote at any time prior to the voting of the proxy. Shareholders with shares registered directly in their names may do this by: sending written notice of revocation to our Secretary and General Counsel at 370 Knollwood Street, Winston-Salem, North Carolina 27103; submitting a subsequent proxy by mail, telephone or Internet with a later date; or voting in person at the Annual Meeting. Attendance at the Annual Meeting will not by itself revoke a proxy. If your shares are held through a bank or brokerage firm, you must contact the record holder if you wish to change your vote.

Quorum and Voting Requirements

      The holders of a majority of the shares entitled to vote at the Annual Meeting, represented in person or by proxy, shall constitute a quorum for the purpose of transacting business at the Annual Meeting. Each outstanding share shall be entitled to one vote on each matter submitted to a vote at the Annual Meeting. Directors are elected by a plurality of the votes cast. For the ratification of the appointment of Krispy Kreme’s independent accountants, the vote of a majority of the shares voted on the matter, assuming a quorum is present, shall be the act of the shareholders on such matter.

      A shareholder voting with respect to the election of directors may withhold authority to vote for all or certain director nominees. A shareholder may also abstain from voting on the ratification of Krispy Kreme’s independent accountants. Votes withheld from the election of any nominee for director, abstentions from any other proposal and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but will not be counted in the number of votes cast on a matter. A “broker non-vote” occurs if a bank, brokerage firm or other nominee who is entitled to vote shares on behalf of a beneficial owner has not received instructions with respect to a particular item to be voted on and the nominee does not otherwise have discretionary authority to vote on that matter. Under the rules of the New York Stock Exchange (“NYSE”), nominees may vote a client’s proxy in their own discretion on certain items, including the election of directors and the ratification of the selection of independent accountants, even without instructions from the beneficial owner, but may not vote a client’s proxy without voting instructions on “non-discretionary” items.

Other

      A copy of our 2004 Annual Report to Shareholders is being furnished with this Proxy Statement to each shareholder of record as of the Record Date.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

Directors, Nominees for Director and Executive Officers

      The following table sets forth the number of shares of Krispy Kreme’s common stock, which is our only class of voting stock, beneficially owned as of March 24, 2004 (unless a different date is indicated below), by each director and nominee for director, each executive officer listed in the Summary Compensation Table in this Proxy Statement, and all directors and executive officers as a group. Beneficial ownership is determined under the rules of the Securities and Exchange Commission (“SEC”). These rules deem common stock subject to options currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options or of a group of which the person is a member; but they do not deem such stock to be outstanding for purposes of computing the percentage ownership of any other person or group. Unless otherwise indicated by footnote, the owner exercises sole voting and investment power over the shares.

		Percentage
	Number of Shares	Beneficially
Name of Beneficial Owner	Beneficially Owned	Owned

Randy S. Casstevens(1)	60,396	*
Mary Davis Holt(2)	59,625	*
Scott A. Livengood(3)	1,412,477	2.3%
William T. Lynch, Jr.(4)	176,750	*
John N. McAleer(5)	4,343,951	7.0%
Robert S. McCoy, Jr.	0	*
James H. Morgan(6)	115,625	*
Frank Murphy(7)	123,500	*
Dr. Su Hua Newton	0	*
Michael C. Phalen	0	*
Robert L. Strickland(8)	257,375	*
John W. Tate(9)	101,954	*
Togo D. West, Jr.(10)	80,000	*
All directors and executive officers as a group (13 persons)	6,731,653	10.5%

*	Less than one percent.

(1)	Mr. Casstevens resigned as an executive officer of Krispy Kreme effective December 23, 2003. The information above is as of February 1, 2004. The number of shares beneficially owned by Mr. Casstevens include 3,181 shares held by a tax-qualified trust pursuant to the Krispy Kreme Profit-Sharing Stock Ownership Plan and 1,455 shares held under the Krispy Kreme Nonqualified Stock Ownership Plan.
(2)	Represents shares issuable upon the exercise of currently exercisable stock options.
(3)	Includes (a) 62 shares held by a tax-qualified trust pursuant to the Krispy Kreme Profit-Sharing Stock Ownership Plan; (b) 11,509 shares held under the Krispy Kreme Nonqualified Stock Ownership Plan; (b) 5,000 shares owned beneficially by Michelle Livengood, Mr. Livengood’s spouse; and (c) 1,320,129 shares issuable upon the exercise of currently exercisable stock options.
(4)	Includes 122,450 shares issuable upon the exercise of currently exercisable stock options.
(5)	Includes (a) 3,157,452 shares held by Jubilee Investments Limited Partnership described in the table under “— Beneficial Owners of More Than 5% of Common Stock” below, of which Mr. McAleer is one of six general partners; (b) 4,000 shares held by Jennifer A. McAleer, Mr. McAleer’s daughter; (c) 4,000 shares held by Lauren E. McAleer, Mr. McAleer’s daughter; (d) 4,000 shares held by Alexander B. McAleer, Mr. McAleer’s son; (e) 3,181 shares held by a tax-qualified trust pursuant to the Krispy Kreme Profit-Sharing Stock Ownership Plan; (f) 5,331 shares held under the Krispy Kreme Nonqualified Stock Ownership Plan; and (g) 573,125 shares issuable upon the exercise of currently exercisable stock options.
(6)	Consists of (a) 4,000 shares owned beneficially by Margaret O. Morgan, Mr. Morgan’s spouse; and (b) 111,625 shares issuable upon the exercise of currently exercisable stock options.

(7)	Includes 119,500 shares issuable upon the exercise of currently exercisable stock options.
(8)	Consists of (a) 80,000 shares held by the Robert Louis Strickland Revocable Living Trust, a trust of which Mr. Strickland is the sole trustee; (b) 12,000 shares held by Elizabeth Strickland, Mr. Strickland’s spouse; and (c) 161,625 shares issuable upon the exercise of currently exercisable stock options.
(9)	Includes (a) 228 shares held by a tax-qualified trust pursuant to the Krispy Kreme Profit-Sharing Stock Ownership Plan; (b) 222 shares held under the Krispy Kreme Nonqualified Stock Ownership Plan; and (c) 93,504 shares issuable upon the exercise of currently exercisable stock options.

(10)	Includes 72,000 shares issuable upon the exercise of currently exercisable stock options.

Beneficial Owners of More Than 5% of Common Stock

      The following table sets forth information about each entity known to Krispy Kreme to be the beneficial owner of more than 5% of Krispy Kreme’s outstanding common stock.

			Percentage
	Number of Shares		Beneficially
Name and Address of Beneficial Owner	Beneficially Owned		Owned

FMR Corp.
Edward C. Johnson 3d
Abigail P. Johnson	9,145,913	(1)	15.0%
82 Devonshire Street
Boston, MA 021009
Gilder, Gagnon, Howe & Co. LLC	5,497,302	(2)	9.1%
1775 Broadway, 26th Floor
New York, NY 10019
Baron Capital Group, Inc.
BAMCO, Inc.
Baron Capital Management, Inc.
Ronald Baron	3,497,800	(3)	5.7%
767 Fifth Avenue
New York, NY 10153
Jubilee Investments Limited Partnership	3,157,452	(4)	5.1%
435 Westover Avenue
Winston-Salem, NC 27104

(1)	This information is based on Schedule 13G/A filed with the SEC on February 17, 2004 by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson. According to the Schedule 13G/A, FMR Corp. has sole dispositive power with respect to 9,145,913 shares and sole voting power with respect to 255,413, shares and each of Edward C. Johnson 3d and Abigail P. Johnson has sole dispositive power with respect to 9,145,913 shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser, is the beneficial owner of 8,890,500 shares (14.8%) as a result of acting as investment adviser to various investment companies. The interest of an investment company, Fidelity Contrafund, amounted to 3,430,400 shares (5.6%); and the interest of another investment company, Fidelity Growth Company Fund, amounted to 3,164,300 shares (5.2%).
(2)	This information is based on a Schedule 13G filed with the SEC on February 17, 2004 by Gilder, Gagnon, Howe & Co. LLC (“Gilder”). According to the Schedule 13G/A, Gilder, a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, has sole voting power with respect to 34,504 shares and shared dispositive power with respect to 5,497,302 shares. The shares reported include 4,302,438 shares held in customer accounts over which partners and/or employees of Gilder have discretionary authority to dispose of or direct the disposition of the shares, 1,160,357 shares held in accounts owned by the partners of Gilder and their families, and 34,507 shares held in the account of the profit-sharing plan of Gilder.

(3)	This information is based on a Schedule 13G/A filed with the SEC on February 13, 2004 by Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron. According to the Schedule 13G/A, Baron Capital Group, Inc., the parent holding company of BAMCO, Inc. and Baron Capital Management, Inc., has sole voting power and sole dispositive power with respect to 50,000 shares, shared voting power with respect to 3,324,800 shares and shared dispositive power with respect to 3,447,800 shares; BAMCO, Inc. has shared voting power with respect to 3,085,000 shares and shared dispositive power with respect to 3,200,000 shares; Baron Capital Management, Inc. has sole voting and sole dispositive power with respect to 50,000 shares, shared voting power with respect to 239,800 shares and shared dispositive power with respect to 297,800 shares; and Ronald Baron, who has a controlling interest in Baron Capital Group, Inc., has sole voting power and sole dispositive power with respect to 50,000 shares, shared voting power with respect to 3,324,800 shares and shared dispositive power with respect to 3,447,800 shares.
(4)	Jubilee Investments Limited Partnership, formerly McAleer Investments Limited Partnership, is a partnership established by members of the McAleer family, including John N. McAleer as described in the table under “— Directors, Nominees for Director and Executive Officers” above, to hold shares of Krispy Kreme common stock. The other general partners of Jubilee Investments Limited Partnership are Patricia Dorgan, Sandra M. Middlebrooks, Jeanne Sanderford, Shannon M. Silvernail and Elizabeth Tillman. While none of the general partners has the sole power to dispose of or vote the shares owned by the limited partnership, each of them, including John N. McAleer, may be deemed to have shared dispositive and voting power. In addition to the 3,157,452 shares held by Jubilee Investments Limited Partnership, the general partners beneficially own, directly or indirectly, the following number of shares: John N. McAleer — 1,186,499 shares; Patricia Dorgan — 503,363 shares; Sandra M. Middlebrooks — 456,204 shares; Jeanne Sanderford — 468,154 shares; Shannon M. Silvernail — 564,884 shares and Elizabeth Tillman — 541,836 shares.

ELECTION OF DIRECTORS

(Item Number 1 on the Proxy Card)

Composition of the Board of Directors

      Our bylaws provide that the Board of Directors shall consist of not less than nine nor more than 15 directors, with the exact number being set from time to time by the Board of Directors. Our Board of Directors presently consists of nine directors. The Board of Directors is divided into three classes of directors. The term of each director in Class II expires this year, the term of each Class III director expires in 2005 and the term of each director in Class I expires in 2006. Upon the expiration of the terms for each class of directors, the directors of such class, if reelected, will each serve for a term of three years.

Board Nominees for the Annual Meeting

      Based on the recommendation of the Governance Committee, our Board of Directors has nominated Scott A. Livengood, Robert S. McCoy, Jr. and Dr. Su Hua Newton, all of whom are current Class II directors, for three-year terms to the Board of Directors expiring in 2007. Mr. Livengood was first elected to the Board of Directors in 1994, Dr. Newton was appointed to the Board of Directors in April 2003 to fill a vacancy on the Board of Directors and Mr. McCoy was appointed to the Board of Directors in November 2003 to fill a vacancy on the Board of Directors.

      Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Annual Meeting, any nominee should become unable or unwilling to serve, the shares of common stock represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the Board of Directors unless the Board of Directors determines to reduce the number of directors in accordance with Krispy Kreme’s bylaws.

      The Board of Directors recommends a vote “FOR” the nominees for director listed below for election to the Board of Directors.

      The following information as of March 24, 2004 has been furnished by the nominees for director:

Name (Age)	Information About the Nominees

Nominees for Class II Directors Whose Terms Will Expire in 2007
Scott A. Livengood (51)	Scott A. Livengood has been employed by Krispy Kreme since 1977. He was appointed Chairman of the Board of Directors in October 1999. He has served as Chief Executive Officer since February 1998 and as President since August 1992. From August 1992 to January 1998, Mr. Livengood was also Chief Operating Officer. He has served as a director since February 1994.
Robert S. McCoy, Jr. (66)	Robert S. McCoy, Jr. has been a director since November 2003. Mr. McCoy retired in August 2003, as Vice Chairman and Chief Financial Officer of Wachovia Corporation, where he had been a senior executive officer since 1992. Mr. McCoy has served on the Board of Directors of MedCath Corporation since December 2003.
Dr. Su Hua Newton (66)	Dr. Su Hua Newton has been a director since April 2003. Dr. Newton is a co-owner and winemaker of Newton Vineyard located in Napa Valley, California. She was Associate Professor of Marketing at the University of San Francisco from 1980 until 1994.

About the Continuing Directors

      The following information as of March 24, 2004 has been furnished by the continuing directors who are not nominees for election at this Annual Meeting as their current terms have not expired:

Name (Age)	Information About the Continuing Directors

Class III Directors Whose Terms Will Expire in 2005
John N. McAleer (45)	John N. McAleer has been employed by Krispy Kreme since 1981. Mr. McAleer has served as Executive Vice President, Concept Development since October 1999. He served as Vice Chairman of the Board of Directors from October 1999 to March 2004. He has also served as Executive Vice President, Brand Development from March 1998 until October 1999, as Executive Vice President, Marketing from August 1992 until March 1998 and as Senior Vice President, Marketing, Real Estate and Construction from September 1990 until August 1992. Mr. McAleer has served as a director since September 1990 and as Chairman of the Board of Directors from February 1998 until October 1999.
William T. Lynch, Jr. (61)	William T. Lynch, Jr. has been a director since November 1998. He has served as President and Chief Executive Officer of Liam Holdings LLC, a marketing and capital management firm, since April 1997. Mr. Lynch retired as President and Chief Executive Officer of Leo Burnett Co. in March 1997 after serving with that advertising agency for 31 years.
Robert L. Strickland (73)	Robert L. Strickland has been a director since November 1998. Mr. Strickland retired as Chairman of the Board of Directors of Lowe’s Companies, Inc., a home improvement retailer, in January 1998, after 41 years of service, and is now Chairman Emeritus. Mr. Strickland was Deputy Chairman of the Board of the Federal Reserve Bank of Richmond from 1996 through 1998 and was a Director of T. Rowe Price from 1991 through 2001.

Name (Age)	Information About the Continuing Directors

Class I Directors Whose Terms Will Expire in 2006
Mary Davis Holt (53)	Mary Davis Holt has been a director since July 2000. Ms. Holt retired in July 2003, after 30 years with Time Inc., as Chief Operations Officer of Time Life Inc., a direct-marketing media company. Ms. Holt was employed by Time Life Inc. as Chief Operating Officer and Executive Vice President of Time-Life Kids and Time-Life Education from 1996 to 1999, and as President of Time Life Books from 1991 to 1992.
James H. Morgan (56)	James H. Morgan has been a director since July 2000 and was elected Vice Chairman in March 2004. Mr. Morgan has served as Chairman of The Morgan Crossroads Fund since April 2001. Prior to that time, Mr. Morgan served as a consultant for Wachovia Securities, Inc., a securities and investment banking firm, since January 2000. From April 1999 through December 1999, Mr. Morgan was employed as Chairman and Chief Executive Officer of Wachovia Securities, Inc. Mr. Morgan was employed by Interstate/Johnson Lane from 1990 to 1999 in various capacities, including Chairman and Chief Executive Officer, and led the transition during the merger of Interstate/Johnson Lane and Wachovia Securities in 1999.
Togo D. West, Jr. (61)	Togo D. West, Jr. has been a director since July 2000. Mr. West is an attorney who currently practices with the law firm of Covington & Burling in Washington, D.C. and has been a partner of Patterson, Belknap, Webb & Tyler. He has been General Counsel of the Department of Defense, General Counsel of the Department of the Navy and has served with the U.S. Department of Justice. Prior to his most recent government service, Mr. West was Senior Vice President for Government Affairs for the Northrop Corporation, an aerospace and defense systems company. Mr. West served as Secretary of Veterans Affairs and a member of President Clinton’s Cabinet from 1998 to 2000. He served as Secretary of the Army from 1993 to 1998.

Emeritus Directors

      Effective March 21, 2003, Frank E. Guthrie, Robert L. McCoy and Steven D. Smith resigned from our Board of Directors and were appointed non-voting emeritus directors in accordance with our bylaws. Robert L. McCoy is not related to Robert S. McCoy, Jr.

Determination of Independence

      In March 2004, the Board of Directors adopted Corporate Governance Guidelines, which are available on Krispy Kreme’s website at http://www.krispykreme.com/investorrelations.html. Under these Corporate Governance Guidelines, a substantial majority of our directors are required to meet the criteria for “independent” directors set forth in the listing standards of the NYSE. The Board of Directors has determined that each of the following directors, comprising all of the non-management directors, meets these criteria and is an “independent” director under the listing standards of the NYSE: Mary Davis Holt, William T. Lynch, Jr., Robert S. McCoy, Jr., James H. Morgan, Dr. Su Hua Newton, Robert L. Strickland and Togo D. West, Jr. In reaching a determination that a director is “independent” under the NYSE listing standards, the Board of Directors determined that each such director, in addition to satisfying other requirements of the NYSE listing standards relating to independent directors, has no direct or indirect material relationship with Krispy Kreme. In order to assist the Board of Directors in making this determination, the Board of Directors has adopted the following standards, as part of Krispy Kreme’s Corporate Governance Guidelines, which identify relationships that a director may have with Krispy Kreme which will not be considered material:

•	If a director is an executive officer of another company which does business with Krispy Kreme and the annual revenues derived from that business are less than 1% of either company’s total revenues.

•	If a director is a director, officer or trustee of a charitable organization and Krispy Kreme’s annual charitable contributions to the organization (exclusive of gift-match payments) are less than 1% of the organization’s total annual charitable receipts.

•	If a director is a partner of or of counsel to a law firm that performs legal services for Krispy Kreme and payments made by Krispy Kreme to the firm during a fiscal year are not for legal services performed by the director or his immediate family and do not exceed 1% of the firm’s gross revenues for the fiscal year.

Board and Committee Information

Board of Directors

      The Board of Directors manages the business and affairs of Krispy Kreme in accordance with North Carolina law; and in doing so, directors must exercise their business judgment in good faith in a manner consistent with their duty of loyalty and act in what they reasonably believe to be the best interests of Krispy Kreme.

      During Krispy Kreme’s fiscal year ended February 1, 2004, the Board of Directors held nine meetings. During fiscal 2004, one of our directors attended more than 85%, and each of our other directors attended 100%, of the aggregate meetings of the Board of Directors and committees on which he or she served that were held during the period for which he or she served as a director or committee member.

Board Committees

      The Board of Directors has established an Audit Committee, Compensation Committee and Governance Committee to each of which it has assigned certain responsibilities in connection with the management of Krispy Kreme’s affairs. The Board of Directors designates the members of these committees. The Board of Directors has adopted written charters for each of these committees setting forth the roles and responsibilities of each committee. These charters are available on Krispy Kreme’s website at http://www.krispykreme.com/investorrelations.html.

      Audit Committee. The purposes for which the Audit Committee was established include assisting the oversight by the Board of Directors of the integrity of our financial statements, compliance with legal and regulatory requirements, the qualifications and independence of our independent accountants, and the performance of our internal audit function and independent accountants. As part of its responsibilities, the Audit Committee annually appoints Krispy Kreme’s independent accountants and approves all fees and other compensation paid to them. William T. Lynch, Jr. and Mary Davis Holt are the current members of the Audit Committee, as is Robert S. McCoy, Jr. (appointed in November 2003). Mr. McCoy serves as Chairman of the Audit Committee. The Board of Directors has determined that each Audit Committee member is “independent” under, and financially literate within the meaning of, the listing standards of the NYSE and that Mr. McCoy, Chairman of the Audit Committee, is an “audit committee financial expert” under the current rules of the SEC. The Audit Committee held seven meetings during fiscal 2004. A copy of the Audit Committee Charter is attached to this Proxy Statement as Annex A. See “Report of the Audit Committee.”

      Compensation Committee. The responsibilities of the Compensation Committee include determining the compensation of our Chief Executive Officer and making recommendations to the Board of Directors with respect to the compensation of our other executive officers. James H. Morgan, Dr. Su Hua Newton, Robert L. Strickland and Togo D. West, Jr. are the current members of the Compensation Committee. Mr. Morgan serves as Chairman of the Compensation Committee. The Board of Directors has determined that each such member is “independent” under the listing standards of the NYSE. The Compensation Committee held six meetings during fiscal 2004. See “Report of the Compensation Committee on Executive Compensation.”

      Governance Committee. The responsibilities of the Governance Committee include identifying individuals qualified to become members of the Board of Directors consistent with criteria approved by the Board of Directors, recommending to the Board of Directors the director nominees for the next annual meeting of shareholders, overseeing the evaluation of the Board of Directors and management, and developing and recommending to the Board of Directors the corporate governance guidelines applicable to Krispy Kreme. The Governance Committee serves as the nominating committee of the Board of Directors. Mary Davis Holt, William T. Lynch, Jr., James H. Morgan, Dr. Su Hua Newton, Robert L. Strickland and Togo D. West, Jr. are current members of the Governance Committee, as is Robert S. McCoy (appointed in November 2003). Mr. Strickland serves as Chairman of the Governance Committee. The Board of Directors has determined that each such member is “independent” under the listing standards of the NYSE. The Governance Committee held six meetings during fiscal 2004.

Non-Management Directors

      Pursuant to Krispy Kreme’s Corporate Governance Guidelines, our non-management directors meet in executive session at each regularly scheduled meeting of the Board of Directors without any members of management being present. Under our Corporate Governance Guidelines, the Vice Chairman of our Board of Directors, currently Mr. Morgan, presides at these meetings of our non-management directors.

Director Attendance at Annual Shareholders’ Meeting

      Krispy Kreme’s Corporate Governance Guidelines provide that directors are expected to attend annual meetings of shareholders. All of our directors attended our 2003 annual meeting of shareholders.

Communications with Directors

      Shareholders and other interested parties may contact any of Krispy Kreme’s directors (including the Vice Chairman of the Board of Directors who presides at executive sessions of non-management directors), the non-management directors as a group, a committee of the Board of Directors, or the Board of Directors generally, by writing to them in care of Krispy Kreme’s Secretary and General Counsel, 370 Knollwood Street, Suite 500, Winston-Salem, NC 27103. Correspondence will be forwarded as directed by the writer. Krispy Kreme may first review, sort, and summarize such communications. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded but will be made available to any non-management director who wishes to review them.

      All concerns related to accounting, internal accounting controls or audit matters should be directed in writing to the Chairman of the Audit Committee, 370 Knollwood Street, Suite 500, Winston-Salem, NC 27103. These concerns will be handled in accordance with the procedures established by the Audit Committee with respect to such matters.

Director Nominations

Nominations Process

      The Governance Committee is responsible for identifying and recommending to the Board of Directors nominees for election as directors by our shareholders, as well as candidates to fill any vacancies on the Board of Directors that may occur. The Governance Committee is also responsible for considering any nominees for director properly submitted by shareholders in accordance with the procedures set forth in Krispy Kreme’s bylaws described below.

Identifying and Evaluating Nominees for Directors

      The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Governance Committee through current directors, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Governance Committee and may be considered at any point during the year. The Governance Committee does not currently retain the services of any director search firm to assist in identifying and evaluating director candidates for its consideration, although it may do so from time to time in the future.

Director Qualifications

      In our Corporate Governance Guidelines, our Board of Directors has established certain qualifications to be considered by the Governance Committee in selecting nominees for director. Our Board of Directors approves nominees for director. Under our Corporate Governance Guidelines, consideration is given to each individual director’s personal qualities and abilities, the collective skills and aptitudes of all of the directors, taking into account the responsibilities of the Board of Directors, and qualifications imposed by law and regulation. In addition, directors should have achieved prominence in their respective fields and have experience at a strategy/policy setting level or high-level managerial experience in a relatively complex organization or be accustomed to dealing with complex problems. Directors should possess integrity, independence, energy, forthrightness, analytical skills and commitment to devote the necessary time and attention to Krispy Kreme’s affairs. Directors should be willing to challenge and stimulate management and able to work as part of a team in an environment of trust. Directors should be committed to representing the interests of all shareholders and not to advancing the interests of special interest groups or constituencies of shareholders. Collectively, the directors should reflect a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics. The Governance Committee of the Board of Directors may, from time to time, establish additional qualifications for directors as it determines to be appropriate.

Shareholder Nominations

      Our Governance Committee will consider director candidates properly nominated by a Krispy Kreme shareholder entitled to vote on such election in accordance with the procedures set forth in Krispy Kreme’s bylaws. These procedures generally require that shareholders deliver nominations by written notice to the Secretary of Krispy Kreme at our principal executive offices setting forth certain prescribed information about the nominee and the nominating shareholder. These procedures also require that the nomination notice be delivered not less than 40 days nor more than 90 days prior to the meeting. You may contact the Krispy Kreme Secretary and General Counsel in writing at our principal executive offices for a copy of the relevant provisions of our bylaws regarding the requirements for shareholder nomination of director candidates. In evaluating such shareholder nominations, the Governance Committee will take into consideration the director qualifications set forth above. Krispy Kreme bylaws provide that only persons who are nominated in accordance with the procedures set forth in our bylaws are eligible for election as director at a meeting of the shareholders.

Codes of Ethics

      Krispy Kreme has adopted codes of ethics and business conduct applicable to its directors and to its officers and other employees, which are available on our website at http://www.krispykreme.com/investorrelations.html. Any amendment to or waiver of a provision of these codes of ethics that applies to any Krispy Kreme director or executive officer will also be disclosed on our website.

Directors’ Compensation

      We compensate each director who is not an employee of Krispy Kreme with an annual fee of $30,000. Each Committee Chairman receives an additional annual fee of $5,000, with the exception of the Chairman of the Audit Committee, who also serves as an “audit committee financial expert” and receives a fee of $7,500. Emeritus directors receive an annual fee of $26,000. In addition to these fees, which are paid quarterly, non-employee directors, including emeritus directors, receive fees of $300 per quarter for miscellaneous expenses. We also reimburse each director and emeritus director for travel and other expenses incurred to attend meetings of the Board of Directors.

      Each non-employee director also receives an annual grant of options to purchase 7,500 shares of Krispy Kreme’s common stock. Non-employee directors who elect to receive additional options in lieu of their annual fee receive a grant of options for 9,050 shares. The exercise price of the options is the market price on the date of grant. Options vest in equal annual installments over a four-year period beginning on the first anniversary of the date of grant and have a term of ten years.

Executive Officers

      The following information as of March 24, 2004 has been furnished by the executive officers who are not serving as directors.

Name (Age)	Information About the Executive Officers

Frank Murphy (56)	Frank Murphy has been employed by Krispy Kreme since April 2002 as our Executive Vice President and General Counsel. Mr. Murphy has served as Secretary since June 2002 and as Chief Governance Officer since January 2004. From 1972 until April 2002, Mr. Murphy practiced law with Kilpatrick Stockton LLP in Winston-Salem, North Carolina, was a partner from 1978 to 2002 and Deputy Managing Partner of that firm from 1997 to 2000.

Michael C. Phalen (34)	Michael C. Phalen joined Krispy Kreme as Chief Financial Officer in January 2004. Prior to joining Krispy Kreme, Mr. Phalen served as an Executive Director in the Consumer & Business Services group at CIBC World Markets, an investment bank, from 2002 to 2003. From 1996 to 2002, Mr. Phalen worked at Deutsche Banc Alex. Brown, most recently as Vice President of Corporate Finance, focusing on the restaurant, retail, food and beverage and consumer products sectors. From 1991 to 1995, Mr. Phalen worked at Deloitte & Touche. Mr. Phalen is a certified public accountant.

John W. Tate (53)	John W. Tate has served as Krispy Kreme’s Chief Operating Officer since January 2002. Mr. Tate began his employment with Krispy Kreme as Chief Financial Officer and President of Krispy Kreme Manufacturing and Distribution (“KKM&D”) in October 2000. Prior to joining Krispy Kreme, Mr. Tate served as Senior Vice President and Chief Financial Officer of Williams-Sonoma, Inc., a home furnishings lifestyle retailer, from July 1999. From November 1997 until July 1999, Mr. Tate served as Corporate Chief Financial Officer for Dole Food Company Inc. He also served from January 1993 to November 1997 in two Senior Vice President, Chief Financial Officer positions for Dole in Europe and Northern California. Mr. Tate held a variety of financial and general management positions with Ryder Systems Inc. from May 1986 until December 1992.

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

(Item Number 2 on the Proxy Card)

      The Audit Committee has appointed PricewaterhouseCoopers LLP as Krispy Kreme’s independent accountants to audit Krispy Kreme’s financial statements for its fiscal year ending January 30, 2005. PricewaterhouseCoopers LLP audited the financial statements of Krispy Kreme for fiscal 2004 and has served as independent accountants to Krispy Kreme since 1992. While ratification by the shareholders of this appointment is not required by law or by our articles of incorporation or bylaws, our management believes that such ratification is desirable. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement and is expected to be available to respond to appropriate questions.

      The Board of Directors recommends a vote “FOR” ratification of PricewaterhouseCoopers LLP as independent accountants to Krispy Kreme for fiscal 2005.

EXECUTIVE COMPENSATION

      The table below provides information concerning the total compensation received for services rendered to Krispy Kreme during the three fiscal years ended February 1, 2004 by our Chief Executive Officer, our four other highest paid executive officers and Randy S. Casstevens, our former Chief Financial Officer and Chief Governance Officer, who resigned from his positions in December 2003, and, but for the fact he was not an executive officer as of February 1, 2004, would have been one of our four most highly compensated executive officers for fiscal 2004 (collectively, the named officers). “Other Annual Compensation” includes perquisites and other personal benefits paid to each of the named officers, such as automobile allowances, club dues, use of corporate aircraft and tax and estate planning services.

      Amounts under “LTIP Payouts” represent bonuses paid to cover loan repayments due to Krispy Kreme in connection with the recognition of income by the named officer upon the conversion of a former long-term incentive plan. Amounts under “All Other Compensation” represent Krispy Kreme’s contributions for the named executives to the Krispy Kreme Profit-Sharing Stock Ownership Plan and the Krispy Kreme Nonqualified Stock Ownership Plan.

Summary Compensation Table

					Long Term
					Compensation

					Awards	Payouts
		Annual Compensation
					Securities
				Other Annual	Underlying	LTIP	All Other
Named Officer	Year	Salary	Bonus	Compensation(1)	Options	Payouts	Compensation

Scott A. Livengood	2004	$545,833	$—	$245,269	253,500	$—	$—
Chairman of the Board,	2003	495,833	231,805	267,995	80,000	—	12,106
President and Chief	2002	450,000	714,751	112,276	582,800	112,709	77,773
Executive Officer
John N. McAleer	2004	272,917	—	78,490	84,500	—	—
Director and Executive Vice	2003	248,333	99,456	89,132	24,000	—	4,618
President Concept	2002	230,000	213,469	88,070	24,000	65,512	40,737
Development
Frank Murphy(2)	2004	327,500	—	94,267	78,000	—	—
Executive Vice President,	2003	233,077	108,965	45,450	248,000	—	—
General Counsel, Chief	2002	—	—	—	—	—	—
Governance Officer and
Secretary
Michael C. Phalen(3)	2004	25,000	—	3,000	75,000	—	—
Chief Financial Officer	2003	—	—	—	—	—	—
	2002	—	—	—	—	—	—
John W. Tate(4)	2004	436,667	—	89,413	70,000	—	—
Chief Operating Officer of	2003	397,917	186,028	61,643	60,000	—	9,543
Krispy Kreme and President	2002	350,000	556,406	188,659	130,000	—	6,563
of KKM&D
Randy S. Casstevens(5)	2004	200,000	—	78,218	32,500	—	—
Former Chief Financial	2003	200,000	70,386	62,633	24,000	—	3,811
Officer and Chief	2002	152,000	181,070	45,812	18,000	8,030	23,610
Governance Officer

(1)	Other annual compensation for Mr. Livengood includes tax and estate planning services of $86,018 and $140,283 for fiscal 2004 and fiscal 2003, respectively, and, in fiscal 2004, $96,575 for company-required use of corporate aircraft. These amounts include a gross up for taxes due. Mr. Livengood’s other annual compensation for fiscal 2002 also incudes an automobile allowance of $51,468. Other annual compensation for Mr. McAleer includes an automobile allowance of $38,772 for each of fiscal 2004, fiscal 2003 and fiscal 2002 and, in fiscal 2004, $31,074 for the use of corporate aircraft. Mr. Murphy’s other annual compensation for fiscal 2004 and fiscal 2003 includes an automobile allowance of $37,200 and $28,902, respectively. Mr. Murphy’s other annual compensation for fiscal 2004 also includes $42,486, including a gross up for taxes due, for the use of corporate aircraft and his other annual compensation for fiscal 2003 includes reimbursement of club dues, grossed up for taxes due, of $12,670. Other annual compensation for Mr. Phalen in fiscal 2004 represents an automobile allowance. Other annual compensation for

Mr. Tate for fiscal 2004 and fiscal 2003 includes an automobile allowance of $38,772. Mr. Tate’s other annual compensation for fiscal 2004 also includes $29,817 for the use of corporate aircraft. Mr. Tate’s other annual compensation for fiscal 2003 includes reimbursement of club dues, grossed up for taxes due, of $15,595. Other annual compensation for Mr. Tate for fiscal 2002 includes relocation reimbursements of $132,357. Other annual compensation for Mr. Casstevens includes an automobile allowance of $24,000 for each of fiscal 2004, fiscal 2003 and fiscal 2002. Mr. Casstevens’ other annual compensation for fiscal 2004 and fiscal 2003 also includes payments for tax and estate planning services, including a gross up for taxes due, of $27,730 and $19,114, respectively.
(2)	Mr. Murphy commenced his employment with Krispy Kreme in April 2002. The compensation package extended to Mr. Murphy at the time he commenced employment included options for 200,000 shares of Krispy Kreme’s common stock granted in fiscal 2003. Such options vest in equal annual installments over a four-year period beginning on the first anniversary of the date of grant.
(3)	Mr. Phalen commenced his employment with Krispy Kreme in January 2004. The compensation package extended to Mr. Phalen included a grant of options for 75,000 shares of Krispy Kreme’s common stock. Such options vest in equal annual installments over a four-year period beginning on the first anniversary of the date of grant.
(4)	As of February 1, 2004, Mr. Tate held 2,000 shares of unvested restricted stock valued at $71,280.
(5)	Mr. Casstevens resigned as an executive officer of Krispy Kreme effective December 23, 2003.

Option Grants in Last Fiscal Year

      The following table shows information with respect to grants of options to each of our named officers during our fiscal year ended February 1, 2004. The options were granted at exercise prices which were not less than the fair market value of the common stock at the time of grant. The potential realizable value at assumed annual rates of stock price appreciation was based on the assumed annual growth rates for each of the grants shown over their ten-year option term. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock.

	Individual Grants

		% of Total			Potential Realizable Value
		Number of			At Assumed Annual Rates
	Options	Securities			of Stock Price Appreciation
	Granted to	Underlying	Exercise or		for Option Term
	Employees in	Options	Base Price	Expiration
Name	Fiscal Year	Granted	($/Share)	Date	5%	10%

Scott A. Livengood	173,500	9.48%	$28.11	2/7/2013	$3,067,173	$7,772,817
	80,000	4.37%	44.22	8/8/2013	2,224,778	5,638,023
John N. McAleer	60,500	3.31%	28.11	2/7/2013	1,069,533	2,710,406
	24,000	1.31%	44.22	8/8/2013	667,433	1,691,407
Frank Murphy	30,000	1.64%	28.11	2/7/2013	530,347	1,344,003
	48,000	2.62%	44.22	8/8/2013	1,334,867	3,382,814
Michael C. Phalen	75,000	4.10%	36.69	1/6/2014	1,730,561	4,385,581
John W. Tate	10,000	0.55%	28.11	2/7/2013	176,782	448,001
	60,000	3.28%	44.22	8/8/2013	1,668,583	4,228,517
Randy S. Casstevens(1)	8,500	0.46%	28.11	2/7/2013	150,265	380,801
	24,000	1.31%	44.22	8/8/2013	667,433	1,691,407

(1)	Mr. Casstevens resigned as an executive officer of Krispy Kreme effective December 23, 2003. The options granted to Mr. Casstevens in fiscal 2004 were forfeited subsequent to his resignation from the Company.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

      The following table shows information concerning stock options exercised during fiscal 2004 and those held at February 1, 2004 by each of the named officers. The value of unexercised in-the-money options was based on the last reported sales price for our common stock on the NYSE on January 30, 2004 of $35.64 per share.

			Common Shares
			Underlying Unexercised		Value of Unexercised
	Number of		Options at		In-the-Money Options
	Securities		Fiscal Year-End		at Fiscal Year-End
	Underlying
Named Officer	Options Exercised	Value Received	Exercisable	Unexercisable	Exercisable	Unexercisable

Scott A. Livengood	235,500	$10,018,005	1,276,754	353,500	$32,739,142	$1,639,255
John N. McAleer	60,000	2,109,600	558,000	114,500	18,633,360	555,405
Frank Murphy	—	—	62,000	264,000	10,080	256,140
Michael C. Phalen	—	—	—	75,000	—	—
John W. Tate	125,000	2,087,313	91,004	220,000	1,295,073	1,599,625
Randy S. Casstevens(1)	213,000	6,970,639	—	59,500	—	142,665

(1)	Mr. Casstevens resigned as an executive officer of Krispy Kreme effective December 23, 2003.

Executive Contracts, Termination, Change-In-Control and Other Arrangements

Employment Contracts

      Krispy Kreme has entered into employment agreements with the following named officers:

      Scott A. Livengood. Mr. Livengood’s employment agreement, dated August 10, 1999, provided for an initial three-year term that automatically extends for successive one-year periods each year as of August 10 unless Krispy Kreme notifies him, on or before that date each year, that his term is not being extended. Mr. Livengood received a salary of $545,833 for fiscal 2004 and is eligible for annual increases and a performance-based bonus. Additionally, Mr. Livengood received non-incentive compensation in the amount of $4,800 per month, which includes an automobile allowance. He is entitled to participate in and receive other employee benefits which may include, but are not limited to, benefits under any life, health, accident, disability, medical, dental and hospitalization insurance plans and other perquisites and benefits as are provided to senior executives.

      Mr. Livengood’s employment agreement may be terminated by Krispy Kreme for good cause. If the agreement is terminated without good cause, Mr. Livengood is entitled to a severance payment consisting of:

•	An amount equal to his current annual base salary and non-incentive compensation through the expiration date of the agreement.

•	A lump sum payment, payable within 30 days of termination, equal to his current monthly base salary multiplied by the number of months between the month of discharge and the preceding August, inclusive.

•	A lump sum payment, payable within 30 days of termination, equal to three times Mr. Livengood’s bonus, calculated at 50% of his annualized base salary for the then current fiscal year and discounted at the rate of 6% per annum.

      Mr. Livengood is entitled to the same payments if he terminates his employment after a change in control of Krispy Kreme and his duties or responsibilities with Krispy Kreme are diminished, or he is required to relocate or Krispy Kreme fails to maintain his compensation or benefits levels.

      If Mr. Livengood’s employment is terminated by reason of death, retirement or voluntary termination, Krispy Kreme will pay him or his estate his base salary, non-incentive compensation, bonuses and benefits through the expiration date of the agreement. In the event of death, his estate also will be paid a $5,000 benefit. In the event Mr. Livengood’s employment is terminated by reason of disability, Krispy Kreme will pay his base salary, non-incentive compensation, bonuses and benefits for a period of six months following the date of disability. In addition, if Mr. Livengood is terminated for any reason other than by voluntary termination, or upon a change in control of Krispy Kreme (whether or not he terminates employment), his outstanding stock options will fully vest.

      Krispy Kreme will also pay Mr. Livengood an additional amount equal to any excise tax he is required to pay due to any payments under his agreement constituting “excess parachute payments” under the Internal Revenue Code of 1986, as amended (the “Code”), as well as any additional income taxes or excise taxes imposed on such payments.

      In the event Mr. Livengood’s employment is terminated for good cause or he terminates voluntarily, Mr. Livengood will be subject to a non-compete agreement for a period of two years following the termination. During this two-year period, Mr. Livengood will be prohibited from engaging in the business of making and selling doughnuts and complementary products within certain defined geographical areas.

      John N. McAleer. Mr. McAleer’s employment agreement provided for an initial two-year term that automatically extends for successive one-year periods each year as of August 10 unless Krispy Kreme notifies him, on or before that date each year, that his term is not being extended. Mr. McAleer received a salary of $272,917 for fiscal 2004 and is eligible for annual increases and a performance-based bonus. Additionally, Mr. McAleer received non-incentive compensation in the amount of $3,646 per month. Mr. McAleer is entitled to participate in and receive other employee benefits and perquisites similar to those provided to

Mr. Livengood, and the severance provisions for Mr. McAleer are also similar to such provisions for Mr. Livengood.

      John W. Tate. Mr. Tate’s employment agreement, dated February 1, 2001, provides for an initial three-year term that automatically extends for successive one-year periods each year as of February 1, commencing February 1, 2002, unless Krispy Kreme notifies him, on or before that date each year, that his term is not being extended. Mr. Tate received a salary of $436,667 for fiscal 2004 and is eligible for annual increases and a performance-based bonus. Additionally, Mr. Tate received non-incentive compensation in the amount of $3,231 per month. Mr. Tate is entitled to participate in and receive other employee benefits and perquisites similar to those provided to Mr. Livengood, and the severance provisions for Mr. Tate are also similar to such provisions for Mr. Livengood.

      Frank Murphy. Mr. Murphy’s employment agreement, dated April 22, 2002, provides for an initial three-year term that automatically extends for successive one-year periods each year as of April 22, commencing April 22, 2003, unless Krispy Kreme notifies him, on or before that date each year, that his term is not being extended. Mr. Murphy received a salary of $327,500 for fiscal 2004 and is eligible for annual increases and performance-based bonuses. Additionally, Mr. Murphy received non-incentive compensation in the amount of $3,100 per month. Mr. Murphy is entitled to participate in and receive other employee benefits and perquisites similar to those provided to Mr. Livengood, and the severance provisions for Mr. Murphy are also similar to such provisions for Mr. Livengood.

      Michael C. Phalen. Mr. Phalen’s employment agreement, dated January 6, 2004, provides for an initial three-year term that automatically extends for successive one-year periods each year as of January 6, commencing January 6, 2005, unless Krispy Kreme notifies him, on or before that date each year, that his term is not being extended. Mr. Phalen’s agreement provides for an annual salary of $300,000, a guaranteed bonus of $300,000 for fiscal 2005 and eligibility for annual increases and performance-based bonuses in future years. Additionally, Mr. Phalen receives non-incentive compensation in the amount of $3,000 per month. Mr. Phalen is entitled to participate in and receive other employee benefits and perquisites similar to those provided to Mr. Livengood, and the severance provisions for Mr. Phalen are also similar to such provisions for Mr. Livengood.

Change-in-Control Arrangements

      The option agreements under Krispy Kreme stock option plans provide that all options become vested and exercisable upon a corporate reorganization, as defined in the option agreements, provided that the participant is employed by Krispy Kreme on the date of that corporate reorganization.

RELATED PARTY TRANSACTIONS

Associates’ License Agreements with Related Parties

      We are parties to franchise agreements, referred to as associates’ license agreements, with some of our franchisees who served as directors until March 21, 2003 and currently serve as emeritus directors. Our associates’ license agreements permit the associate to sublicense the franchise to a company which is majority-owned and principally managed by the associate. Our emeritus director-associates have generally sublicensed in this manner. These agreements grant each associate a license to produce, market, package and sell Krispy Kreme doughnuts and other products in a specified territory.

      Each associate must purchase mix and equipment from us. As a result, we have outstanding accounts receivable, from time to time, with each of our associates. Additionally, our associates pay us franchise royalties. The table below shows, on a combined basis, KKM&D sales to and franchise royalties from our emeritus directors’ affiliated franchise companies during our fiscal year ended February 1, 2004.

Fiscal Year Ended
Emeritus Director and Franchise Companies	February 1, 2004

(In thousands)
Frank E. Guthrie:
Augusta Doughnut Company	$954
Classic City Doughnuts Corp.	347
Frank E. Guthrie and Robert L. McCoy:
Magic City Doughnuts Corporation	3,931
Robert L. McCoy:
Gulf-Fla. Holdings, Inc.	6,508
Steven D. Smith:
Dale’s Doughnut Corp.	1,455
Dale’s Doughnuts of Dothan, Inc.	401
Dallas Doughnuts	3,282
Smiths Doughnuts, Inc.	838

      One of our agreements with Mr. Guthrie, which he has sublicensed to Magic City Doughnuts Corporation, obligates him to develop and operate a total of four stores in the Orlando, Florida area, three of which were open as of February 1, 2004. Mr. Guthrie co-owns Magic City Doughnuts Corporation with Mr. McCoy. Mr. Smith co-owned Dallas Doughnuts with Joseph A. McAleer, Jr., a retired member of the Board of Directors. Our agreement with Mr. McAleer, which was sublicensed to Dallas Doughnuts, obligated him to develop and operate a total of eight stores in the Dallas/Fort Worth territory. Effective June 30, 2003, we repurchased the rights to this territory and the referenced agreement was terminated.

      We are also parties to associates’ license agreements with two brothers-in-law of John N. McAleer, Executive Vice President, Concept Development. William J. Dorgan operates stores in Biloxi and Gulfport, Mississippi through Dorgan’s Doughnut Company, Inc. KKM&D sales to and franchise royalties from Dorgan’s Doughnuts totaled $1,683,000 in fiscal 2004. Since September 1998, Pat Silvernail has operated two stores in Macon, Georgia through S&P of Macon, Inc. KKM&D sales to and franchise royalties from S&P of Macon totaled $1,162,000 in fiscal 2004.

Other Relationships

      Togo D. West, Jr. is an attorney at the law firm of Covington & Burling, which provides legal services to Krispy Kreme from time to time. Mr. West does not personally perform any such legal services for Krispy Kreme.

Policy on Related Party Transactions

      Our Board of Directors has adopted a resolution whereby all transactions with related parties must be approved by a majority of the disinterested members of the Board of Directors, must be made in compliance with the Sarbanes-Oxley Act of 2002 and other relevant legislation and must be on terms no less favorable to us than could be obtained from unaffiliated third parties. The Audit Committee is responsible for reviewing all related party transactions on a continuing basis and potential conflict of interest situations where appropriate.

Compensation Committee Interlocks and Insider Participation

      Robert L. McCoy and Joseph A. McAleer, Jr., as well as James H. Morgan, Dr. Su Hua Newton, Robert L. Strickland and Togo D. West, Jr. served as members of the Compensation Committee for part or all of fiscal 2004. Robert L. McCoy and Joseph A. McAleer, Jr. resigned from our Board of Directors and the committees on which they served, including the Compensation Committee, in March 2003. Joseph A. McAleer, Jr. is a former executive officer of Krispy Kreme, and Robert L. McCoy conducts business with Krispy Kreme through franchises as described in “Related Party Transactions.” Togo D. West, Jr. is an attorney at the law firm of Covington & Burling, which provides legal services to Krispy Kreme from time to time.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      This report sets forth the duties of the Compensation Committee and the current strategy and components of Krispy Kreme’s compensation programs for its executive officers, which for the fiscal year ended February 1, 2004 included Mr. Livengood, our Chief Executive Officer and officers at the Executive Vice President level. This report also describes the basis on which compensation determinations were made with respect to these executive officers for the fiscal year ended February 1, 2004.

The Compensation Committee

      The Compensation Committee is responsible for determining the compensation of Krispy Kreme’s Chief Executive Officer and for making recommendations to the Board of Directors with respect to the compensation of the other executive officers. Among other responsibilities, the Compensation Committee specifically:

•	Develops, in consultation with management and compensation professionals, executive compensation policies and philosophies;

•	Reviews and approves the short-term and long-term incentive compensation programs, including the performance goals, for our executive officers;

•	Evaluates the performance of the Chief Executive Officer;

•	Reviews and recommends to the Board of Directors salary adjustments and incentive compensation payments, including annual and long-term incentives, for the Chief Executive Officer; and

•	Reviews and approves the salaries and incentive compensation for other executive officers.

      The Compensation Committee has retained a national executive compensation consulting firm to advise it and Krispy Kreme on executive compensation issues.

Executive Compensation Policies

      Krispy Kreme’s executive compensation program is designed to provide competitive salaries and the potential for competitive incentives upon achievement of superior financial performance. Krispy Kreme’s fundamental executive compensation objectives are to:

•	Link executive compensation to Krispy Kreme’s long-term economic performance;

•	Promote the achievement of economic goals and focus executive officers on the creation of shareholder value;

•	Maximize Krispy Kreme’s growth opportunities and combine both variable executive compensation and fixed compensation; and

•	Attract and retain well-qualified executive officers who will lead Krispy Kreme and achieve and inspire superior performance and further align the interests of these key employees with the interests of Krispy Kreme’s shareholders.

      To assist us in executive compensation decisions, we study the compensation of similar executive positions at comparable companies. In general, the Compensation Committee has targeted salaries to be at the median or slightly above the median percentile of base salaries paid for comparable positions with similar companies. Other factors considered by the Compensation Committee are the executive’s performance, the executive’s current compensation and Krispy Kreme’s financial performance.

      Although the Compensation Committee does not give specific weight to any particular factor, the most weight is given to the executive’s performance (in determining whether to adjust above or below the current salary level), and a significant but lesser weight is generally given to the comparative data. In general, base salaries for Krispy Kreme’s executive officers for fiscal 2004 were slightly below or at the median of salaries paid by companies in the comparison group.

      All executive officers, including the Chief Executive Officer, participate in the same compensation programs as the other executives, with the only differences being the amount of compensation that is at risk, the overall magnitude of the potential awards and the performance criteria for individual officers. Senior executive officers, such as the Chief Executive Officer, have a larger percentage of their total compensation at risk on the basis of Krispy Kreme’s performance than do other officers.

      Stock Ownership by Officers and Other Employees. The Compensation Committee believes that executive officers should be encouraged to own our common stock to align further their interests with those of our shareholders. This goal has been implemented primarily through stock options and restricted stock. Stock options and restricted stock awards are available to our employees under our 2000 Stock Incentive Plan (which replaced the 1998 Stock Option Plan under which prior stock options were granted). Other mechanisms to promote stock ownership by officers and employees include the Krispy Kreme Profit-Sharing Stock Ownership Plan, the Krispy Kreme Doughnut Corporation Nonqualified Stock Ownership Plan and the Krispy Kreme Doughnuts, Inc. Employee Stock Purchase Plan, as well as the Krispy Kreme Doughnut Corporation Retirement Savings Plan, which allows participants in Krispy Kreme’s 401(k) plan to direct that some or all of their accounts be invested in Krispy Kreme common stock. The Compensation Committee regularly consults with advisors to determine the appropriate level of option grants and other equity incentives for our executives, with particular reference to the practices of peer companies.

Principal Executive Compensation Elements

      Krispy Kreme’s executive compensation program is comprised of the following principal elements: base salaries; annual incentive stock or cash bonuses; and long-term stock incentives.

      Base Salary. Salaries for executive officers are established on the basis of the qualifications and experience of the executive, the nature of the job responsibilities and the range of salaries for similar positions at peer companies. Base salaries for executive officers tend to be slightly below or at the median as compared to similar companies, as Krispy Kreme’s compensation strategy is to emphasize performance-based compensation. Base salaries may be increased periodically for officers who meet or exceed their individual performance goals. Salaries for executive officers were increased ten percent in fiscal 2004 as compared to fiscal 2003. The increases were as a result of a combination of factors, including individual performance, Krispy Kreme’s strong earnings growth, increased responsibilities and other successful business indicators.

      Annual Incentives. Annual incentives for executive officers are determined under our Senior Executive Incentive Compensation Plan. This plan ties the incentive compensation payable to the Chief Executive Officer and other executive officers directly to the attainment of specific, objective performance targets, thereby aligning the interests of management with the interests of our shareholders.

      The amount of bonuses potentially payable to executive officers is determined as a range of percentages of an individual officer’s salary. Bonus amounts are generally established so that an individual’s total annual compensation, assuming a bonus is earned, will be comparable to or exceed the total annual compensation paid by peer companies to similarly situated officers. Cash or stock bonuses paid in accordance with the plan can be based on the achievement of several enumerated performance criteria. The amount by which actual results exceed targeted performance measures establishes the level of bonuses paid, with caps on bonuses tied to certain criteria.

      Long-Term Stock Incentives. Our philosophy regarding long-term incentive compensation is to provide stock incentives, including stock option grants and restricted stock, as we believe that these stock incentives play an integral role in our ability to attract and retain employees and to provide incentives for such persons to promote the financial success of Krispy Kreme. Moreover, stock incentives benefit Krispy Kreme by closely aligning the interests of grantees with the interests of our shareholders. For details on stock option grants to our Chief Executive Officer and the named officers, see “Executive Compensation” above.

      Benefits and Perquisites. Executives also participate in our regular employee benefit programs, including group medical and dental coverage, group life insurance and group long-term disability insurance. Perquisites include items such as automobile allowances, club dues, tax and estate planning services and use of corporate aircraft.

The Chief Executive Officer’s Compensation for Fiscal 2004

      Compensation decisions for Mr. Livengood, as our Chief Executive Officer, are made under the same methodology used in determining the compensation of other executives. Mr. Livengood has a greater proportion of his total compensation at risk than do the other executive officers.

      In March 2003, on the recommendation of the Compensation Committee, the Board of Directors increased Mr. Livengood’s annual base salary from $500,000 to $550,000, a ten percent increase. The Compensation Committee made its decision based upon the significant value created by Mr. Livengood’s leadership, Krispy Kreme’s strong earnings growth for fiscal 2003 and other successful business indicators.

Compensation Deductibility Policy

      An income tax deduction under federal law will generally be available for annual compensation in excess of one million dollars paid to the Chief Executive Officer and the named officers of a public corporation only if such compensation is “performance-based” and complies with certain other tax law requirements. Our policy is to maximize the deductibility of all executive compensation. Also, in furtherance of this policy, the Compensation Committee expects to undertake responsibility in the future for compensation decisions for all the named officers, in addition to officers at the executive vice president level and above. Notwithstanding this policy, the Compensation Committee retains the discretion to award compensation that is not deductible under Section 162(m) of the Code when it is in the best interests of Krispy Kreme and our shareholders to do so.

Summary

      The Compensation Committee believes the executive compensation policies and programs maintained by Krispy Kreme and described in this report serve the interests of Krispy Kreme and our shareholders and that executive compensation has been strongly linked to Krispy Kreme’s performance and the enhancement of shareholder value. The Compensation Committee intends to continually reevaluate these compensation policies and plans, with the assistance of management and advisors, to ensure that they are appropriately configured to help continue to achieve our long-term goals of performance, growth and enhancement of shareholder value.

James H. Morgan, Chairman
Dr. Su Hua Newton
Robert L. Strickland
Togo D. West, Jr.

STOCK PERFORMANCE GRAPH

      The performance graph shown below compares the percentage change in the cumulative total shareholder return on our common stock against the cumulative total return of the NYSE Composite Index and Standard & Poor’s Restaurants Index for the period from April 5, 2000 (the date of our Initial Public Offering) through February 1, 2004. The graph assumes an initial investment of $100 and the reinvestment of dividends.

	April 5, 2000	January 26, 2001	February 1, 2002	January 31, 2003	January 30, 2004

Krispy Kreme Doughnuts, Inc.	100	178	422	329	385
NYSE Composite Index	100	101	89	71	95
Standard & Poor’s Restaurants Index	100	86	91	63	100

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee assists the Board of Directors in its oversight of the integrity of Krispy Kreme’s financial statements, compliance with legal and regulatory requirements, the qualifications, independence and performance of the independent accountants and the performance of the internal audit function. Management is responsible for Krispy Kreme’s financial statements, internal controls and the financial reporting process. Krispy Kreme’s independent accountants are responsible for expressing an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. In conjunction with the specific activities performed by the Audit Committee in its oversight role, it issued the following report:

1. The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended February 1, 2004 with management of Krispy Kreme.

2. The Audit Committee has discussed with the independent accountants the matters required to be discussed as required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications, and by the Audit Committee Charter.

3. The Audit Committee has received from the independent accountants, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee, (i) a written disclosure indicating all relationships, if any, between the independent accountants and its related entities and Krispy Kreme and its related entities which, in the accountants’ professional judgment, reasonably may be thought to bear on the accountants’ independence, and (ii) a letter from the independent accounting firm confirming that, in its professional judgment, it is independent of Krispy Kreme; and the Audit Committee has discussed with the auditor and considered the accountants’ independence from Krispy Kreme.

      Based on the review and discussions referred to in paragraphs 1. through 3. above, the Audit Committee recommended to the Board of Directors that the audited financial statements should be included in Krispy Kreme’s Annual Report on Form 10-K for the fiscal year ended February 1, 2004 for filing with the SEC.

Robert S. McCoy, Jr., Chairman
Mary Davis Holt
William T. Lynch, Jr.

INFORMATION RELATED TO OUR INDEPENDENT ACCOUNTANTS

Fees

      The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP to Krispy Kreme for each of the last two fiscal years for audit and non-audit services. The nature of the services provided in each such category is described following the table.

Fees Billed in Last Two Fiscal Years

	2004	2003

Audit	$309,000	$243,000
Audit-Related	134,000	49,000
Tax	305,000	383,000
All Other	42,000	36,000

Total	$790,000	$711,000

      Audit Fees — Consists of aggregate fees for professional services rendered for the audits of the annual financial statements of Krispy Kreme, reviews of financial statements included in Krispy Kreme’s Forms 10-Q and statutory audits for certain subsidiaries.

      Audit-Related Fees — Consists of aggregate fees for employee benefit plan audits, services related to business acquisitions, accounting consultations and audits of certain of our consolidated joint ventures.

      Tax Fees — For fiscal 2004 and fiscal 2003, tax fees include compliance fees (reviews and preparation of corporate and state tax returns and assistance with tax audits of $64,000 and $33,000, respectively). Other tax fees include amounts for tax advice and planning and international tax matters and totaled $241,000 in fiscal 2004 and $344,000 in fiscal 2003.

      All Other Fees — For fiscal 2004, these amounts represent fees related to a cost segregation study performed. For fiscal 2003, fees represent actuarial services in connection with Krispy Kreme’s insurance plans.

Pre-Approval of Audit and Non-Audit Services

      The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to Krispy Kreme by its independent accountants. To help fulfill this responsibility, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. Under the policy, all audit and non-audit services must be pre-approved by the Audit Committee either (1) before the commencement of each service on a case-by-case basis — called “specific pre-approval,” or (2) by the description in sufficient detail in exhibits to the policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration — called “general pre-approval.” Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Audit Committee or one of its members to whom the Audit Committee has delegated specific pre-approval authority. The policy describes the audit, audit-related, tax and other services which have received general pre-approval. These general pre-approvals allow Krispy Kreme to engage the independent accountants for the enumerated services for individual engagements up to the fee-limits described in the policy. Any engagement of the independent accountants pursuant to a general pre-approval must be reported to the Audit Committee at its next regular meeting. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The policy does not delegate the Audit Committee’s responsibility to pre-approve services performed by the independent accountants to management.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of beneficial ownership and changes in such with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except for one late filing for each of the following members of Jubilee Investments Limited Partnership who are deemed to beneficially hold more than 10% of our common stock: John N. McAleer, Jeanne Sanderford, Shannon M. Silverman, Sandra M. Middlebrooks, Elizabeth Tillman and Patricia Dorgan (relating to gift distributions); one late filing for each of the following directors: Erskine Bowles (former director), Mary Davis Holt, Togo D. West, Jr., William T. Lynch, Robert L. Strickland, and Dr. Su Hua Newton (each relating to a grant of stock options); Scott A. Livengood (relating to one gift transaction) and Robert L. McCoy (relating to two sale transactions); two late filings for each of the following directors and executive officer: Robert S. McCoy, Jr. (one relating to initial statement of beneficial ownership and one relating to the grant of stock options), Frank E. Guthrie (one relating to exercising stock options and one relating to a purchase transaction), and James H. Morgan (one relating to an exercise of stock options and a sale transaction, and one relating to a grant of stock options), and Michael C. Phalen (one relating to initial statement of beneficial ownership and one relating to the grant of stock options).

VIEW PROXY STATEMENTS AND ANNUAL REPORTS ON THE INTERNET

      We may in the future give our shareholders the option of viewing proxy statements and annual reports to shareholders on the Internet instead of receiving them by mail. If we make this option available to shareholders, and if you agree to access future proxy statements and annual reports to shareholders online, we expect you will continue to receive a proxy card in the mail, but not paper copies of the proxy statement and annual report to shareholders. These proxy cards will contain the website address and other necessary information to view the proxy statement and annual report to shareholders online, and to submit your vote. In order to take advantage of the Internet viewing option, you will need access to a computer, an Internet access account and may need software such as Adobe Acrobat Reader.

      If you wish to take advantage of this option (if and when we offer it), you may make this election when completing the enclosed proxy card for this year’s annual meeting by checking the appropriate box next to the statement concerning the viewing of proxy statements and annual reports of shareholders on the Internet. If we offer the option to view these materials online in the future, your consent to view them online rather than receiving them by mail will be effective until you cease being a shareholder, until we cease offering the Internet viewing option or until you revoke your consent. If you elect to view these materials on the Internet, and then later change your mind, you may revoke your election at any time by sending a letter to Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Winston-Salem, North Carolina 27103, Attention: Secretary and General Counsel. We will resume sending you paper copies if you revoke your election.

SHAREHOLDERS’ PROPOSALS FOR 2005 ANNUAL MEETING

      In order for shareholder proposals to be considered for inclusion in the proxy materials for Krispy Kreme’s 2005 annual meeting of shareholders, such proposals must be received by Krispy Kreme at its principal executive offices no later than December 27, 2004.

      If a shareholder intends to submit a proposal or nomination for director for our 2005 annual meeting of shareholders that is not to be included in Krispy Kreme’s proxy materials relating to the meeting, the shareholder must give us notice, in accordance with the requirements set forth in our bylaws, not less than 40 days nor more than 90 days before Krispy Kreme’s 2005 annual meeting. Krispy Kreme’s bylaws require that certain prescribed information with respect to the proposal and the shareholder making the proposal be set forth in the notice. A copy of the relevant bylaw provision is available upon written request to our Secretary and General Counsel at 370 Knollwood Street, Winston-Salem, North Carolina 27103.

HOUSEHOLDING

      Krispy Kreme has previously adopted a new procedure approved by the SEC called “householding.” Under this procedure, multiple shareholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the annual proxy materials unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

      If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to 30 days before the mailing of proxy materials, which typically are mailed in April of each year, by notifying us in writing at: Investor Relations, 370 Knollwood Street, Winston-Salem, North Carolina 27103. You also may request additional copies of the proxy materials by notifying us in writing at the same address.

      If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address or telephone number.

OTHER MATTERS

      All of the expenses involved in preparing, assembling, and mailing this proxy statement and the materials enclosed herewith and soliciting proxies will be paid by Krispy Kreme. We may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of our common stock. The solicitation of proxies will be conducted primarily by mail but may include telephone, telegraph or oral communications by directors, officers or regular employees of Krispy Kreme, acting without special compensation.

      If you plan to attend the Annual Meeting, please indicate your plan to do so as provided in the proxy. Whether or not you plan to attend, you are urged to fill in, date, sign and mail the accompanying proxy card, vote by telephone or electronically through the Internet as soon as possible. If you do attend and wish to vote at the Annual Meeting, you may revoke your proxy at that time.

BY ORDER OF THE BOARD OF DIRECTORS,

FRANK MURPHY
Secretary

ANNEX A

Krispy Kreme Doughnuts, Inc.

Audit Committee Charter

Purpose

      The Audit Committee of Krispy Kreme Doughnuts, Inc. (the “Company”) is established by the Board of Directors (the “Board”) for the following purposes:

•	Assist Board oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the qualifications and independence of the Company’s independent auditors; and

•	the performance of the Company’s internal audit function and independent auditors.

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance.

•	Appoint, determine the compensation of and oversee the work of the Company’s independent auditors. The Company’s independent auditors shall report directly to the Audit Committee.

•	Provide an avenue of communication among the Company’s independent auditors, management, the internal audit department and the Board.

•	Prepare a report of the Audit Committee as required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

Membership Requirements and Procedure

      The Audit Committee shall be comprised of three (3) or more directors as determined by the Board. Audit Committee members will be appointed by the Board in accordance with the Bylaws of the Company, based on the recommendation of the Governance Committee, and will serve at the pleasure of the Board for such term or terms as the Board may determine. The Board shall designate the Chairperson of the Audit Committee based on the recommendation of the Governance Committee. Each member of the Audit Committee shall satisfy the independence, financial literacy and other applicable governance rules, regulations or standards adopted by the Securities and Exchange Commission and the New York Stock Exchange. Additionally, at least one member of the Audit Committee must be an “audit committee financial expert” as such term is defined in the rules and regulations of the Securities and Exchange Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two (2) other public companies. Except as expressly provided in this Charter or the Bylaws of the Company, the Audit Committee shall fix its own rules of procedure.

Structure and Meetings

      The Audit Committee shall meet at least four (4) times annually, or more frequently as circumstances dictate as determined by the Chairperson. The Chairperson of the Audit Committee will preside at each meeting of the Audit Committee. The Audit Committee Chairperson shall prepare and/or approve an agenda in advance of each meeting. The Audit Committee shall meet separately in executive session at least annually with management, the Company’s independent auditors, the Company’s internal auditors (or other personnel responsible for the internal audit function) and with the Company’s General Counsel. In addition, the Audit Committee, or at least its Chairperson, shall communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors’ review procedures.

Audit Committee Authority, Responsibilities and Duties

      The Audit Committee shall have the authority, duties and responsibilities listed below. In addition, the Audit Committee, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

Review Procedures

1.	Review and reassess the adequacy of this Charter at least annually. Submit revisions to this Charter to the Board for approval and have the document published at least every three (3) years in accordance with the rules and regulations of the Securities and Exchange Commission.

2.	Review the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing or distribution. Review should include discussion with management and independent auditors. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with Statement of Auditing Standards No. 61.

3.	Discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

4.	Review a report from the independent auditor annually prior to the filing of the Company’s Form 10-K and prior to any other filing of an audit report with the Securities and Exchange Commission on:

•	All critical accounting policies and practices used by the Company;

•	All alternative treatments of financial information within GAAP for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.	Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

Independent Auditors

1.	Review the independence, performance and qualifications of the Company’s independent auditors and annually appoint the Company’s independent auditor or approve any discharge of the auditors when circumstances warrant.

2.	Approve the fees and other compensation to be paid to the independent auditor.

3.	On an annual basis, review and discuss with the independent auditor all significant relationships they have with the Company that could impair the auditors’ independence.

4.	Review the independent auditor’s audit plan, including a discussion of scope, staffing, locations, reliance upon management, involvement of the internal auditors (or other personnel responsible for the internal audit function) and general audit approach.

5.	Consider the independent auditor’s judgment about the quality of appropriateness of the Company’s accounting principles as applied in its financial reporting.

6.	At least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

7.	Taking into account the foregoing report and the independent auditor’s work throughout the year, evaluate the independent auditors’ qualifications, performance and independence, including the review and evaluation of the lead partner of the independent auditor taking into account the opinions of management and the Company’s internal auditors (or other personnel responsible for the internal audit function) and present its conclusions with respect to the independent auditor to the full Board.

    8. Ensure the rotation of audit partners in accordance with applicable law.

9.	Consider whether, in order to assure continuing auditor independence, there should be regular rotation of the independent auditors.

10.	Regularly review with the independent auditors any problems or difficulties encountered in the course of the audit work and management’s response, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management, as well as any accounting adjustments that were noted or proposed by the independent auditor but were “passed” (as immaterial or otherwise); any communications with the independent auditor’s national office respecting auditing or accounting issues presented by the engagement; and any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the company. In connection with this review, discuss with the independent auditors the responsibilities, budget and staffing of the Company’s internal audit function.

Internal Audit Department and Legal Compliance

1.	On at least an annual basis, review the activities and organizational structure of the internal audit department. Also, as needed, review any reports of the internal audit department along with management’s response to these reports.

2.	On at least an annual basis, review with the Company’s General Counsel any legal matters that could have a significant impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

1.	In consultation with the Company’s management, independent auditors and internal auditors, consider the integrity of the Company’s financial reporting processes and controls. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses.

2.	Oversee a procedure for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

3.	Pre-approve all engagements for audit and non-audit services to be provided by the Company’s independent auditor, subject to such de minimus exception for non-audit services as may be permitted under the Securities Exchange Act of 1934 and the rules and regulations thereunder. The Audit Committee may delegate such pre-approval authority to one or more members of the Audit Committee.

4.	Annually prepare a report to shareholders as required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

5.	Maintain minutes of meetings and regularly report to the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the Company’s internal audit function.

6.	Annually perform a self-assessment of Audit Committee performance.

7.	Annually review policies and procedures associated with directors’ and officers’ expense accounts and perquisites. Annually review a summary of directors and officers’ related party transactions and potential conflicts of interest.

8.	Review the background and experience qualifications of any person hired in a management role within the Company’s accounting/finance function. It is not necessary for this review to be conducted prior to the hiring of any such individual.

9.	Discuss policies and guidelines with respect to risk assessment and risk management; including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

10.	Recommend to the Board whether the Company’s annual audited financial statements should be included in the Company’s Form 10-K based on the Audit Committee’s:

•	Review with management of the Company’s annual audited financial statements, including major issues regarding accounting and auditing principles and practices, as well as the adequacy of internal controls that could significantly affect the Company’s financial statements;

•	Discussion with the independent auditor of the matters required to be discussed by Statement of Auditing Standards No. 61 relating to the conduct of the audit; and

•	Review and discussion with the independent auditor of the written disclosures required by Independence Standards Board Standard No. 1 and the independent auditor’s independence.

11.	Set policies for hiring current or former partners, principals, shareholders or professional employees of the independent auditor in accordance with applicable law.

12.	Review financial and accounting personnel succession planning within the Company.

13.	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Audit Committee deems necessary or appropriate.

Investigations; Retention of Advisors

      The Audit Committee has the full authority to investigate any matter brought to its attention appropriate to fulfilling its responsibilities with full access to the independent auditor and books, records, personnel and facilities of the Company and to engage independent counsel and other advisors as it determines necessary to carry out its duties. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisers employed by the Audit Committee, subject only to any limitations imposed by applicable rules and regulations.

Delegation

      The Audit Committee may delegate in writing to the Chairperson of the Audit Committee, as a subcommittee of the Audit Committee, the authority to grant pre-approvals of engagements related to audit services and non-audit services permitted under the Securities Exchange Act of 1934, provided that decisions of the Chairperson to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting and subject to the disclosure provisions under applicable laws. In addition, the Audit Committee may, in its discretion, delegate all or a portion of its authority and responsibilities to a subcommittee of the Audit Committee when appropriate.

Limitation of Committee’s Role

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditor.

P R O X Y

Krispy Kreme Doughnuts, Inc.

Investor Relations
370 Knollwood Street
Winston-Salem, North Carolina 27103

COMMON STOCK OF KRISPY KREME DOUGHNUTS, INC.

This proxy is solicited by the Board of Directors for the May 26, 2004 Annual Meeting of Shareholders.

     The undersigned hereby appoints Frank Murphy, Michael C. Phalen and John W. Tate, and each of them, the proxy of the undersigned to vote the common stock of the undersigned at the Annual Meeting of Shareholders of Krispy Kreme Doughnuts, Inc. (the “Company”) to be held on May 26, 2004 and at any adjournment or postponement thereof.

     The Board of Directors recommends a vote “FOR” the election of the persons named in this proxy and accompanying Proxy Statement, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent accountants for the 2005 fiscal year; and unless instructions to the contrary are indicated in the space provided, this proxy will be so voted.

(Continued and to be signed on the reverse side)

SEE REVERSE SIDE

TO VOTE BY MAIL, PLEASE DETACH HERE

Please mark	☒
vote as
indicated in
this example

1.	Election of Class II Directors
01) Scott A. Livengood
02) Robert S. McCoy, Jr.
03) Dr. Su Hua Newton

☐ FOR all nominees for director listed above.

☐ WITHHOLD AUTHORITY to vote for all nominees listed above.

☐ WITHHOLD AUTHORITY to vote for any individual(s). Write nominee name(s) below.

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as the independent accountants for the 2005 fiscal year.	☐	☐	☐

3.	In accordance with their best judgment with respect to any other matters that may properly come before the meeting.

	If you agree to view future Proxy Statements and Annual Reports to Shareholders of the Company on the Internet instead of receiving paper copies in the mail as described in the accompanying Proxy Statement (to the extent the Company makes such option available), please mark the following box.			☐

	If you plan to attend the Annual Meeting of Shareholders, please mark the following box.			☐

Date: ______________________________________, 2004

Please sign this Proxy exactly as name appears on the Proxy.

NOTE: When signing as attorney, trustee, administrator or guardian, please give full title as such. In the case of joint tenants, each joint owner must sign.

TO VOTE BY MAIL, PLEASE DETACH HERE

VOTE BY TELEPHONE OR INTERNET

QUICK * * * EASY * * * IMMEDIATE

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE: Call Toll Free On a Touch-Telephone 1-800-404-7833. There is NO CHARGE to you for this call.

OPTION A: To vote as the Board of Directors recommends on ALL proposals; Press 1.

OPTION B: If you choose to vote on each proposal separately, press 0. You will hear these instructions:

Item 1: To vote FOR all nominees, press 1; To WITHHOLD from all nominees, press 9; To WITHHOLD from an individual nominee, press 0.

Item 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

VOTE BY INTERNET: THE WEB ADDRESS IS www.proxyvoting.com/KKD

IF YOU VOTE BY PHONE OR INTERNET—DO NOT MAIL THE PROXY CARD.

THANK YOU FOR VOTING.